Filed Pursuant to Rule 424(b)(5)

Registration No. 333-290093

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 8, 2025)

Up to $2,500,000,000 Shares of Common Stock

FG Nexus, Inc.

This prospectus supplement amends and supplements the information in the prospectus supplement, dated September 8, 2025 (the “ATM Prospectus”), relating to the offer and sale of up to $5,000,000,000 shares of our common stock, $0.001 par value per share (“Common Stock”), pursuant to the ATM Sales Agreement between us and ThinkEquty LLC, as exclusive sales agent (who we refer to herein as “ThinkEquity” or the “Sales Agent”), dated August 7, 2025 (the “Sales Agreement”). This prospectus supplement should be read in conjunction with the ATM Prospectus and the base prospectus, dated September 8, 2025 (the “Base Prospectus”), and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the ATM Prospectus or the Base Prospectus. This prospectus supplement is not complete without and may only be delivered or utilized in connection with the ATM Prospectus and the Base Prospectus and any future amendments or supplements thereto.

On February 13, 2026 we effected a 1-for-5 reverse split of our Common Stock (the “Reverse Stock Split”). Except as otherwise indicated herein, all share information in this prospectus supplement has been adjusted to reflect the Reverse Stock Split.

Our Common Stock is listed on The Nasdaq Capital Market tier of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “FGNX.” As of March 25, 2026, the last reported sales price of the Common Stock on Nasdaq was $6.68.

We are filing this prospectus supplement to supplement and amend, as of March 20, 2026, the ATM Prospectus and the Base Prospectus, to reduce the maximum aggregate gross sales price of our Common Stock that may be offered, issued and sold under the Sales Agreement from and after the date hereof to $2,500,000,000 (the “ATM Offering Size Reduction”), including the Common Stock previously sold. Under the ATM Prospectus, we initially registered up to $5,000,000,000 of our Common Stock for offer and sale pursuant to the Sales Agreement. As of the date of the filing of this prospectus supplement, we have sold 428,313 shares of Common Stock for $15,535,037.01 that are covered by the ATM Prospectus.

The purpose of this prospectus supplement is to update the ATM Prospectus to reflect the ATM Offering Size Reduction. Except as modified by this prospectus supplement, the terms of the ATM offering remain unchanged, and the Sales Agreement remains in full force and effect.

Investing in our shares of Common Stock involves a high degree of risk and uncertainty. See “Risk Factors” beginning on page S-11 of the ATM Prospectus and the other documents that are incorporated by reference in the ATM Prospectus and the accompanying base prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT, THE PRIOR PROSPECTUS SUPPLEMENTS OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ThinkEquity

The date of this prospectus is March 26, 2026